EXHIBIT 107
Calculation Of Filing Fee Tables
Form S-8
(Form Type)
Anywhere Real Estate Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, to be issued under the Anywhere Real Estate Inc. Second Amended and Restated 2018 Long-Term Incentive Plan	Rule 457(c) and Rule 457(h)	5,000,000	$6.245 (3)	$31,225,000	0.0001102	$3,441
Total Offering Amounts					$31,225,000		$3,441

Total Fee Offsets							—

Net Fee Due							$3,441
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(1)This registration statement on Form S-8 (the “Registration Statement”) registers the issuance of 5,000,000 shares of the common stock, par value $0.01 per share (the “Common Stock”) of Anywhere Real Estate Inc. (the “Registrant”) that have been added to the award pool pursuant to the Anywhere Real Estate Inc. Second Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”).
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on April 28, 2023.